UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant
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☐	Soliciting Material Pursuant to §240.14a-12
Marathon Petroleum Corporation

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Marathon Petroleum Corporation (“MPC”) is filing the following supplementary disclosure to its Proxy Statement on Schedule 14A (the “Proxy Statement”), filed with the Securities and Exchange Commission on March 16, 2020, to clarify the treatment of certain compensation provided to Gregory J. Goff, MPC’s former Executive Vice Chairman.
As previously disclosed, Mr. Goff served as Chairman, President and Chief Executive Officer of Andeavor prior to the acquisition of Andeavor by MPC on October 1, 2018 (the “Merger”). Upon the closing of the Merger, Mr. Goff ceased to serve in his prior Andeavor capacities. The Merger constituted a change in control as defined in Andeavor’s Amended and Restated Executive Severance and Change in Control Plan (the “CIC Plan”), and Mr. Goff’s resulting loss of the executive roles of President and Chief Executive Officer made him eligible for a cash benefit under the CIC Plan. However, to promote a smooth transition following the close of the Merger, Mr. Goff agreed to remain on with the combined company for a period of at least one year. Pursuant to the terms of the previously disclosed Letter Agreement Mr. Goff entered into with MPC on April 29, 2018, he agreed to waive his right under the CIC Plan to resign for “Good Reason” (as defined in the CIC Plan) through the first anniversary of the Merger (with that right restored thereafter and through the CIC Plan’s remaining applicability period). In consideration of Mr. Goff’s willingness to serve MPC for a period of at least one year, MPC agreed pursuant to the Letter Agreement that a termination (other than for cause) after the first anniversary of the Merger would be treated as a voluntary termination for Good Reason under the CIC Plan’s “Change in Control Benefit” (as defined in the CIC Plan) eligibility provision. Accordingly, Mr. Goff’s resignation from MPC executive service effective December 31, 2019 constituted and was treated as a voluntary termination for Good Reason under the CIC Plan, subject to the terms and conditions thereunder, for purposes of the CIC Plan’s Change in Control Benefit, and was consistent with the previously disclosed terms of the Letter Agreement and CIC Plan. The CIC Plan’s Change in Control Benefit includes (i) a cash payment equal to three times base salary and bonus, and (ii) continued medical benefits (excluding dental and vision benefits) for participants and eligible dependents for 30 months following the termination date.
Separately, due to Mr. Goff’s age and years of service with Andeavor, and later with MPC, he was eligible for retirement benefits under the retirement plans in which he participated, including certain Andeavor plans assumed by MPC in connection with the Merger, when he resigned from executive service from MPC effective December 31, 2019.